UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION	OMB Number: 3235-0059
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SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Allos Therapeutics, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ALLOS THERAPEUTICS, INC.
11080 CirclePoint Road, Suite 200
Westminster, Colorado  80020

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 10, 2006

Dear Stockholder:

You are cordially invited to attend the 2006 Annual Meeting of Stockholders of Allos Therapeutics, Inc., a Delaware corporation (the “Company”). The meeting will be held on Wednesday, May 10, 2006 at 8:30 a.m. local time at the Company’s offices located at 11080 CirclePoint Road, Suite 200, Westminster, Colorado 80020 for the following purposes:

1.                 To elect directors to serve for the ensuing year and until their successors are elected.

2.                 To approve an amendment to the Company’s Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 75,000,000 to 150,000,000 shares.

3.                 To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006.

4.                 To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is March 30, 2006. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

/s/ MARC H. GRABOYES

Marc H. Graboyes
Secretary

Westminster, Colorado
April      , 2006

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

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TABLE OF CONTENTS
(CONTINUED)

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ALLOS THERAPEUTICS, INC.
11080 CirclePoint Road, Suite 200
Westminster, Colorado  80020

PROXY STATEMENT
FOR THE 2006 ANNUAL MEETING OF STOCKHOLDERS

May 10, 2006

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

We sent you this proxy statement and the enclosed proxy card because the Board of Directors of Allos Therapeutics, Inc. (sometimes referred to as the “Company” or “Allos”) is soliciting your proxy to vote at the 2006 Annual Meeting of Stockholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or on the Internet.

We intend to mail this proxy statement and accompanying proxy card on or about April     , 2006 to all stockholders of record entitled to vote at the annual meeting.

What is the purpose of the annual meeting?

At the annual meeting, our stockholders will act upon the matters outlined in the notice of the meeting on the cover page of this proxy statement, including the election of directors, approval of an amendment to our Restated Certificate of Incorporation and ratification of our independent registered public accounting firm. In addition, management will report on our performance and respond to questions from stockholders.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on March 30, 2006 will be entitled to vote at the annual meeting. On this record date, there were               shares of our common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on March 30, 2006, your shares were registered directly in your name with our transfer agent, Mellon Investor Services, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on March 30, 2006, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are three matters scheduled for a vote:

•       Election of seven directors;

•       Approval of a proposed amendment to our Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 75,000,000 to 150,000,000 shares; and

•       Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2006.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy on the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•       To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•       To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•       To vote over the telephone, dial toll-free 1-866-540-5760 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 12:00 midnight, Eastern Time on Tuesday, May 9, 2006 to be counted.

•       To vote on the Internet, go to www.proxyvoting.com/alth to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 12:00 midnight, Eastern Time on Tuesday, May 9, 2006 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker, bank or other agent. To vote in person at the annual meeting, you must obtain a valid proxy from your broker or bank. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of March 30, 2006.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all seven nominees for director, “For” the approval of the amendment to our Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 75,000,000 to 150,000,000 shares, and “For” the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2006. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees and Mellon Investor Services LLC may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies, but Mellon Investor Services LLC will be paid its customary fee of $6,500 plus out of pocket expenses if it solicits proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are a stockholder of record, you may revoke your proxy in any one of three ways:

•      You may submit another properly completed proxy card with a later date.

•      You may send a written notice that you are revoking your proxy to the attention of our Corporate Secretary, c/o Allos Therapeutics, Inc., 11080 CirclePoint Road, Suite 200, Westminster, Colorado 80020.

•      You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are registered in the name of your broker or bank, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December      , 2006, to the attention of our Corporate Secretary, c/o Allos Therapeutics, Inc., 11080 CirclePoint Road, Suite 200, Westminster, Colorado 80020. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director, you must do so no earlier than February 9, 2007 and no later than March 11, 2007. You are also advised to review our Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal except Proposal 2. For Proposal 2, broker non-votes will have the same effect as “Against” votes.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes.

Proposal No. 2 is a non-discretionary item. Therefore, if your shares are held by your broker, it is important that you instruct your broker how to vote your shares on Proposal No. 2 using the instructions provided by your broker. If you do not instruct your broker how to vote your shares, it will have the same effect as a vote “Against” Proposal No. 2.

How many votes are needed to approve each proposal?

•      For the election of directors, the seven nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only votes “For” or “Withheld” will affect the outcome.

•      To be approved, Proposal No. 2 to approve the amendment to our Restated Certificate of Incorporation must receive a “For” vote from 66 2/3% of the total shares of common stock outstanding and entitled to vote. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have the same effect as “Against” votes.

•      To be approved, Proposal No. 3 to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ended December 31, 2006 must receive a “For” vote from the majority of votes properly cast in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by stockholders present at the meeting or by proxy. On

the record date, there were                shares outstanding and entitled to vote. Thus,                   shares must be represented by stockholders present at the meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the annual meeting or a majority of the votes present at the meeting may adjourn the meeting to another date.

Even if a quorum is present at the annual meeting, to be approved, Proposal No. 2 to approve the amendment to our Restated Certificate of Incorporation must receive a “For” vote from 66 2/3% of the total shares of common stock outstanding and entitled to vote.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our quarterly report on Form 10-Q for the quarter ending June 30, 2006.

PROPOSAL 1
ELECTION OF DIRECTORS

The Board of Directors has nominated seven current directors, Stephen J. Hoffman, Ph.D., M.D., Paul L. Berns, Michael D. Casey, Mark G. Edwards, Stewart Hen, Jonathan S. Leff and Timothy P. Lynch, for election at the annual meeting. The directors will hold office from election until the next annual meeting of stockholders and until their successors are duly elected and qualified, or until their earlier resignation or removal. Each of the nominees, except for Messrs. Berns and Lynch, were previously elected by the stockholders. Mr. Berns was elected to the Board on March 9, 2006 upon the unanimous recommendation of the Company’s Executive Committee and the unanimous approval of the Board of Directors. Mr. Lynch was elected to the Board on November 14, 2005 upon the unanimous recommendation of the Company’s Nominating and Corporate Governance Committee and the unanimous approval of the Board of Directors.

Pursuant to a Securities Purchase Agreement dated March 2, 2005 between the Company and Warburg Pincus Private Equity VIII, L.P. (“Warburg”) (the “Securities Purchase Agreement”), for so long as Warburg owns at least two-thirds of the number of shares of common stock issued upon exchange of the Series A Exchangeable Preferred Stock (the “Exchangeable Preferred”) acquired by it under the Securities Purchase Agreement, the Company is required to nominate and use its reasonable best efforts to cause to be elected and cause to remain as directors on its board of directors two individuals designated by Warburg (each, an “Investor Designee” and collectively, the “Investor Designees”). If Warburg no longer has the right to designate two members of the Company’s board of directors, then, for so long as Warburg owns at least 50% of the number of shares of common stock issued upon exchange of the Exchangeable Preferred acquired by it under the Securities Purchase Agreement, the Company is required to nominate and use its reasonable best efforts to cause to be elected and cause to remain as a director on its board of directors, one Investor Designee. Effective as of March 4, 2005, Stewart Hen and Jonathan S. Leff, each of whom is a Managing Director of Warburg, were appointed to the Company’s Board of Directors. In addition, subject to applicable law and the rules and regulations of the Securities and Exchange Commission and The Nasdaq Stock Market, the Company is required to use its reasonable best efforts to cause one of the Investor Designees to be a member of each principal committee of the Board of Directors; however, the Board of Directors has determined, based on its analysis of Rule 10A-3 of the Securities Exchange Act of 1934, as amended, that the Investor Designees are not eligible to serve as members of the Audit Committee of the Board of Directors due to the size of Warburg’s ownership interest.

It is the Company’s policy to encourage nominees for directors to attend the Annual Meeting. All of the nominees for election as a director at the 2005 Annual Meeting of Stockholders attended the 2005 Annual Meeting of Stockholders.

Directors are elected by a plurality of the votes properly cast in person or by proxy. The seven nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the seven nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by the Company’s management. Each person nominated for election has agreed to serve if elected. The Company’s management has no reason to believe that any nominee will be unable to serve.

Nominees

The following is a brief biography of each nominee for director, as of March 15, 2006.

Name	Age	Principal Occupation/ Position Held With the Company
Stephen J. Hoffman, Ph.D., M.D.	51	Chairman of the Board; General Partner, Techno Venture Management
Paul L. Berns	39	President and Chief Executive Officer
Michael D. Casey	60	Pharmaceutical Industry Consultant
Mark G. Edwards	48	Managing Director, Recombinant Capital, Inc.
Stewart Hen	39	General Partner, Warburg Pincus & Co.; Managing Director, Warburg Pincus LLC
Jonathan S. Leff	37	General Partner, Warburg Pincus & Co.; Managing Director, Warburg Pincus LLC
Timothy P. Lynch	36	Pharmaceutical Industry Consultant

Stephen J. Hoffman, Ph.D., M.D. is the Company’s Chairman of the Board. He is a General Partner of TechnoVenture Management, a venture capital firm, which is based in Boston, MA. He has served as a member of the Board of Directors since 1994 and as the Company’s Chairman of the Board since December 2001. From July 1994 to December 2001, Dr. Hoffman served as the Company’s President and Chief Executive Officer. Prior to that, from inception to 1994, Dr. Hoffman served as a consultant to the Company’s investor group. From 1990 to 1994, he completed a fellowship in clinical oncology and a residency/fellowship in dermatology, both at the University of Colorado. Dr. Hoffman was the scientific founder of Somatogen Inc., a biopharmaceutical company, where he held the position of Director of Corporate Research and Vice President of Science and Technology from 1987 until 1990. Dr. Hoffman received his Ph.D. in bio-organic chemistry from Northwestern University and his M.D. from the University of Colorado School of Medicine.

Paul L. Berns was appointed to serve as the Company’s President and Chief Executive Officer, and elected as a member of the Board of Directors, effective March 9, 2006. Prior to joining the Company, Mr. Berns was a self-employed consultant to the pharmaceutical industry from July 2005 to March 2006. From June 2002 to July 2005, Mr. Berns was President, Chief Executive Officer and a director of Bone Care International, Inc., a specialty pharmaceutical company that was acquired by Genzyme Corporation in 2005. Prior to that, from 2001 to 2002, Mr. Berns served as Vice President and General Manager of the Immunology, Oncology and Pain Therapeutics business unit of Abbott Laboratories, a pharmaceutical company. From 2000 to 2001, he served as Vice President, Marketing of BASF Pharmaceuticals-Knoll, a pharmaceutical company, and from 1990 to 2000, Mr. Berns held various positions, including senior management roles, at Bristol-Myers Squibb Company, a pharmaceutical company.

Michael D. Casey has served as a member of the Board of Directors since 2002. Since February 2002, Mr. Casey has been a self-employed consultant to the pharmaceutical industry. Previously, Mr. Casey served four years as President, Chief Executive Officer and Chairman of Matrix Pharmaceutical, Inc., a biopharmaceutical company, until Chiron Corporation acquired the company in February 2002. Prior to joining Matrix, Mr. Casey was President of two divisions of Schein Pharmaceutical, Inc. from 1995 to 1997, and President and Chief Operating Officer of Genetic Therapy, Inc. from 1993 to 1995 until it was sold to Sandoz (Novartis). Mr. Casey also spent 25 years with Johnson & Johnson, including Vice President of Sales and Marketing of Ortho Pharmaceutical Corporation and President of McNeil Pharmaceuticals. Mr. Casey is a director of  Celgene Corp., Cholestech Corporation, Durect Corporation and Orthologic Corp.

Mark G. Edwards has served as a member of the Board of Directors since 1999. He is Managing Director of Recombinant Capital, Inc., a pharmaceutical and biotechnology consulting firm he founded in 1988. From 1999 until December 2000, he served as a General Partner of International Biomedicine Management Partners A.G., a venture capital fund based in Switzerland. Mr. Edwards received his B.A. and M.B.A. from Stanford University.

Stewart Hen has served as a member of the Board of Directors since March 2005. Mr. Hen serves as a General Partner of Warburg Pincus & Co. and as a Managing Director of Warburg Pincus LLC. Mr. Hen joined Warburg Pincus in 2000 and focuses on investments in biotechnology and pharmaceuticals. Prior to joining Warburg Pincus LLC, he served as a management consultant at McKinsey & Company. Prior to joining McKinsey, Mr. Hen held positions at Merck in both Research & Development and Manufacturing. Mr. Hen holds an M.B.A. from The Wharton School, an M.S. in chemical engineering from the Massachusetts Institute of Technology and a B.S. in chemical engineering from the University of Delaware. Mr. Hen is currently a director of Altus Pharmaceuticals, Inc., Neurogen Corporation and Rib-X Pharmaceuticals.

Jonathan S. Leff has served as a member of the Board of Directors since March 2005. Mr. Leff joined Warburg Pincus in 1996 and is responsible for the firm’s investment efforts in biotechnology and pharmaceuticals. Prior to joining  Warburg Pincus, he was a consultant at Oliver, Wyman & Co. Mr. Leff received his A.B. in Government from Harvard College and his M.B.A. from Stanford University Graduate School of Business. He is a director of Altus Pharmaceuticals, Intermune, Neurogen Corporation, Rib-X Pharmaceuticals, Sunesis Pharmaceuticals and ZymoGenetics, Inc.

Timothy P. Lynch has served as a member of the Board of Directors since November 2005. Since October 2005, Mr. Lynch has been a self-employed consultant to the biopharmaceutical industry. From June 2005 through September 2005, Mr. Lynch was President and Chief Executive Officer of Vivo Therapeutics, Inc., a venture-backed specialty pharmaceuticals start-up.  From October 2002 through June 2005, Mr. Lynch served as Chief Financial Officer of Tercica, Inc. From 1999 to June 2002, Mr. Lynch served as Chief Financial Officer of InterMune, Inc. He was involved with the initial public offerings of both biopharmaceutical companies. Previously, Mr. Lynch served as Director of Strategic Planning and as a pharmaceutical sales representative at Elan Corporation, plc, a pharmaceutical company. He started his career as an investment banker at Goldman, Sachs & Co. and Chase Securities, Inc. Mr. Lynch received his B.A. degree in economics from Colgate University and his M.B.A. from the Harvard Graduate School of Business.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE.

Independence of the Board of Directors

As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. The Company’s Board of Directors consults with legal counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the Nasdaq, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent registered public accounting firm, the Board affirmatively has determined that the following directors are independent directors within the meaning of the applicable Nasdaq listing standards: Mr. Casey, Mr. Edwards, Mr. Hen, Mr. Leff and Mr. Lynch. In making this determination, the Board found that none of the directors or nominees for director have a material or other disqualifying relationship with the Company. Dr. Hoffman, the Company’s Chairman of the Board, and Mr. Berns, the Company’s President and Chief Executive Officer, are not independent directors.

Information Regarding the Board of Directors and its Committees

In December 2005, the Board of Directors adopted Corporate Governance Guidelines to assure that the Board will have the necessary authority and practices in place to review and evaluate the Company’s business operations as needed and to make decisions that are independent of management.  The guidelines are also intended to align the interests of directors and management with those of the Company’s stockholders.  The Corporate Governance Guidelines set forth the practices the Board will follow with respect to Board composition and selection, board meetings, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation.  The Corporate Governance Guidelines were adopted by the Board to, among other things, reflect changes to the Nasdaq listing standards and Securities and Exchange Commission rules adopted to implement provisions of the Sarbanes-Oxley Act of 2002.  The Corporate Governance Guidelines, as well as the charters for each committee of the Board, are available in the “Corporate Governance” section of the Company’s website at www.allos.com.

The Board has three standing committees: the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. From December 2005 to March 2006, the Board also formed an Executive Committee to conduct the search for the Company’s President and Chief Executive Officer. The following table provides membership and meeting information for fiscal 2005 for each of the standing committees:

Name	Audit		Compensation		Nominating and Corporate Governance
Michael D. Casey	X		X		X
Mark G. Edwards	X	*			X	*
Stewart Hen					X	(1)
Marvin E. Jaffe	X		X	*
Jonathan S. Leff			X	(2)
Timothy P. Lynch	X	(3)
Total meetings in fiscal year 2005	4		6		3

*                    Committee Chairperson

(1)          Mr. Hen joined the Nominating and Corporate Governance Committee in May 2005.

(2)          Mr. Leff joined the Compensation Committee in May 2005.

(3)          Mr. Lynch joined the Audit Committee in November 2005.

Below is a description of each committee of the Board of Directors. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that each member of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee of the Board of Directors oversees the Company’s corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the Company’s independent auditors; determines and approves the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on the Company’s audit engagement team as required by law; confers with management and the independent auditors regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review the Company’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Four directors currently comprise the Audit Committee: Dr. Jaffe, Mr. Casey, Mr. Edwards and Mr. Lynch. Effective immediately following the annual meeting, the Board intends to reconstitute the Audit Committee to be comprised of Messrs. Casey, Edwards and Lynch. The Audit Committee met four times during 2005.

The Board of Directors annually reviews the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all current and prospective members of the Audit Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards). The Board of Directors has determined that Mr. Edwards, the current Chairman of the Audit Committee, qualifies as an “audit committee financial expert,” as defined in applicable rules of the Securities and Exchange Commission (the “SEC”). The Board made a qualitative assessment of Mr. Edwards’ level of knowledge and experience based on a number of factors, including his formal education, experience and business acumen. Effective immediately following the annual meeting, the Board intends to appoint Mr. Lynch to serve as Chairman of the Audit Committee and to designate Mr. Lynch as an “audit committee financial expert.”  The Board believes Mr. Lynch’s level of knowledge and experience qualifies him as an audit committee financial expert based on a number of factors, including his formal education, experience and business acumen.

Compensation Committee

The Compensation Committee of the Board of Directors reviews and approves the overall compensation strategy and policies for the Company. The Compensation Committee reviews and approves corporate performance goals and objectives relevant to the compensation of the Company’s executive officers and other senior management; reviews and approves the compensation and other terms of employment of the Company’s Chief Executive Officer; reviews and approves the compensation and other terms of employment of the Company’s other officers; and administers the Company’s stock option and purchase plans, pension plan, stock bonus plans, deferred compensation plans and other similar programs. The Compensation Committee also recommends to the Board the compensation for Board members, including retainer, committee and committee chair fees and stock option grants. The Compensation Committee has delegated authority to the Chief Executive Officer of the Company, so long as such person is also a member of the Board, to grant stock options to non-officers of the Company within certain limitations. The Compensation Committee is currently comprised of three directors: Dr. Jaffe, Mr. Casey and Mr. Leff. Effective immediately following the annual meeting, the Board intends to reconstitute the Compensation Committee to be comprised of Messrs. Casey, Leff and Lynch. All current and prospective members of the Compensation Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The Compensation Committee met six times during 2005.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, recommending to the Board for selection candidates for election to the board of directors, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of the Board, and developing a set of corporate governance principles for the Company. The Nominating and Corporate Governance Committee’s charter can be found on the Company’s corporate website at www.allos.com. In September 2005, the Nominating and Corporate Governance Committee adopted updated policies regarding qualifications of directors and procedures for identifying and evaluating director candidates, as well as policies and procedures regarding stockholder recommendations for the nomination of directors. The Nominating and Corporate Governance Committee is currently comprised of three directors: Mr. Casey, Mr. Edwards and Mr. Hen. Effective immediately following the annual meeting, the Board intends to reconstitute the Nominating and Corporate Governance Committee to be comprised of Messrs. Edwards and Hen. All current and prospective members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The Nominating and Corporate Governance Committee met three times during the fiscal year.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including having the highest personal integrity and ethical character, and a general understanding of contemporary corporate governance concerns, regulatory obligations for public issuers, strategic business planning and basic concepts of corporate finance. The Nominating and Corporate Governance Committee also intends to consider such factors as an ability to function effectively in an oversight role based upon management or policy making experience, adequate time to devote to the affairs of the Company, demonstrated professional achievement in his or her field, and an ability to exercise sound, independent judgment and fairly represent all stockholders of the Company. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company, and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee considers diversity, age, skills, background and such other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. The Nominating and Corporate Governance Committee also determines whether the nominee must be independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews such directors’ overall service to the Company during their term, in light of the Company’s view that the continuing service of qualified incumbent directors promotes stability and continuity on the Board. The Nominating and Corporate Governance Committee evaluates the qualifications and performance of incumbent directors, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a stockholder or not, except that the Nominating and Corporate Governance Committee may consider, as one factor, the size and duration of the interest of the recommending stockholder or stockholder group in the equity of the Company and the extent to which the recommending stockholder intends to continue holding its interest in the Company.

The Nominating and Corporate Governance Committee will consider any director nominee proposed in good faith by a stockholder of the Company where the Nominating and Corporate Governance Committee has not determined to re-nominate a qualified incumbent director for such position, provided that such stockholder has held at least 1% of the Company’s voting common stock for at least one year as of the date the recommendation is made, and provided that such stockholder complies with certain requirements, including Section 5(c) of the Company’s Bylaws. Among other things, Section 5(c) of the Bylaws requires a stockholder to timely submit the candidate’s name, business credentials, contact information and his or her consent to be considered as a candidate for director. In addition, the proposing stockholder must include a statement supporting its view that the proposed nominee possesses the minimum qualifications for director nominees set forth by the Nominating and Corporate Governance Committee and whether the nominee, if elected, would fairly represent all stockholders of the Company. The proposing stockholder must also include his or her contact information, including telephone number, and a statement of his or her share ownership, the time period that the shares have been held and whether the stockholder has a good faith intention to continue to hold the reported shares through the date of the Company’s next annual meeting. All stockholder recommendations for the nomination of directors must be in writing, addressed to the attention of the Company’s Corporate Secretary, c/o Allos Therapeutics, Inc., 11080 CirclePoint Road, Suite 200, Westminster, Colorado 80020. To be timely, a stockholder’s nomination must be delivered to the Corporate Secretary no earlier than the close of business on the ninetieth (90th) day and no later than the close of business on the sixtieth (60th) day prior to the first anniversary of the preceding year’s annual meeting. Stockholders who wish to submit director nominees should consult Section 5(c) of the Company’s Bylaws for additional information.

Messrs. Hen and Leff were recommended for election to the Board of Directors by Warburg, a security holder of the Company. Pursuant to the Securities Purchase Agreement between Warburg and the Company, for so long as Warburg owns at least two-thirds of the number of shares of common stock issued upon exchange of the Exchangeable Preferred acquired by it under the Securities Purchase Agreement, the Company is required to nominate and use its reasonable best efforts to cause to be elected and cause to remain as directors on the Board of Directors two Investor Designees. If Warburg no longer has the right to designate two members of the Board of Directors, then, for so long as Warburg owns at least 50% of the number of shares of common stock issued upon exchange of the Exchangeable Preferred acquired by it under the Securities Purchase Agreement, the Company is required to nominate and use its reasonable best efforts to cause to be elected and cause to remain as a director on the Board of Directors, one Investor Designee.

The Company has engaged a search firm to identify and recruit new candidates for the Board of Directors. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote. To date, the Nominating and Corporate Governance Committee has not rejected a timely director nominee from a stockholder or group of stockholders holding more than 5% of our voting stock.

Executive Committee

In December 2005, the Board of Directors formed an Executive Committee of the Board to conduct the search for the Company’s President and Chief Executive Officer. The Executive Committee was comprised of Dr. Hoffman, Mr. Casey and Mr. Leff. The Executive Committee was responsible for identifying, reviewing, evaluating and recommending to the Board candidates for the position of President and Chief Executive Officer. The Committee was also responsible for negotiating, evaluating and recommending to the Board the terms of the separation agreement entered into with Michael E. Hart, the Company’s former President, Chief Executive Officer and Chief Financial Officer, and the compensation and other terms of employment of Mr. Hart’s successor as President and Chief Executive Officer. The Executive Committee dissolved upon the appointment of Mr. Berns as the Company’s President and Chief Executive Officer effective March 9, 2006.

Meetings of the Board of Directors

The Board of Directors met seven times during the last fiscal year. Each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, respectively.

Stockholder Communications with the Board of Directors

Historically, the Company has not adopted a formal process for stockholder communications with the Board. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We believe our responsiveness to stockholder communications to the Board has been excellent. Nevertheless, the Nominating and Corporate Governance Committee may consider the adoption of a formal process for stockholder communications with the Board and, if adopted, publish it promptly and post it to the Company’s website. Until any other procedures are developed and posted on the Company’s corporate website, any communications to the Board should be sent to it in care of the Company’s Corporate Secretary, c/o Allos Therapeutics, Inc., 11080 CirclePoint Road, Suite 200, Westminster, Colorado 80020.

Code of Ethics

The Company has adopted a Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on the Company’s website at www.allos.com. If the Company makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

PROPOSAL 2
APPROVAL OF INCREASE IN NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

The Board of Directors is recommending stockholder approval of an amendment to the Company’s Restated Certificate of Incorporation to increase the Company’s authorized number of shares of common stock from 75,000,000 shares to 150,000,000 shares. The Board adopted this amendment in order to ensure that the Company would have sufficient shares of common stock available to issue in the future.

The additional common stock to be authorized by adoption of the amendment would have rights identical to the currently outstanding common stock of the Company. Adoption of the proposed amendment and issuance of the common stock would not affect the rights of the holders of currently outstanding common stock of the Company, except for effects incidental to increasing the number of shares of the Company’s common stock outstanding, such as dilution of the earnings per share and voting rights of current holders of common stock. If the amendment is adopted, it will become effective upon filing of a Certificate of Amendment of the Company’s Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.

In addition to the 55,078,969 shares of common stock outstanding on December 31, 2005, the Board has reserved an aggregate of 10,670,571 shares of common stock for issuance under the Company’s stock option and employee stock purchase plans (including approximately 3,944,375 shares for issuance upon stock options outstanding as of December 31, 2005), and 1,706,893 shares of common stock which may be issued upon the exercise of warrants.

Although at present the Board of Directors has no immediate plans to issue the additional shares of common stock, it desires to have the shares available to provide additional flexibility to use its capital stock for business and financial purposes in the future. The additional shares may be used for various purposes without further stockholder approval. These purposes may include: raising capital; providing equity incentives to employees, officers or directors; establishing strategic relationships with other companies; expanding the company’s business or product lines through the acquisition of other businesses or products; and other purposes.

The additional shares of common stock that would become available for issuance if this Proposal No. 2 is adopted could also be used by the Company to oppose a hostile takeover attempt or to delay or prevent changes in control or management of the Company. For example, without further stockholder approval, the Board could strategically sell shares of common stock in a private transaction to purchasers who would oppose a takeover or favor the current Board. Although this proposal to increase the authorized common stock has been prompted by business and financial considerations, and not by the threat of any hostile takeover attempt (nor is the Board currently aware of any such attempts directed at the Company), nevertheless, stockholders should be aware that approval of this Proposal No. 2 could facilitate future efforts by the Company to deter or prevent changes in control of the Company, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices.

The affirmative vote of the holders of 66 2/3% of the outstanding shares of common stock will be required to approve this amendment to the Company’s Restated Certificate of Incorporation. As a result, abstentions and broker non-votes will have the same effect as “Against” votes.

If your shares are held by your broker, please provide your broker with specific instructions as to your vote on Proposal No. 2. Your broker is not permitted to vote on Proposal No. 2 in the absence of your specific instructions, and a broker non-vote will have the same effect as a vote “Against” Proposal No. 2.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

PROPOSAL 3
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP (“PWC”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006, and has further directed that management submit the selection of PricewaterhouseCoopers LLP for ratification by the stockholders at the annual meeting. PricewaterhouseCoopers LLP has audited the Company’s financial statements since its inception in September 1992. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the total votes cast on the proposal will be required to ratify the selection of PricewaterhouseCoopers LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Principal Accountant Fees and Services

The following table sets forth the aggregate fees billed to the Company by PricewaterhouseCoopers LLP for services performed for each of the fiscal years ending December 31, 2005 and December 31, 2004.

	Audit Fees	Audit- Related Fees	Tax Fees(1)	All Other Fees
2005	$329,910	$—	$7,000	$—
2004	$521,160	$—	$8,500	$—

(1)          Represents fees for preparation of tax returns.

All fees described above were pre-approved by the Audit Committee. The Audit Committee has determined that the rendering of tax preparation services by PricewaterhouseCoopers LLP is compatible with maintaining the independence of the independent registered public accounting firm.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit

Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 3.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS(1)

The primary purpose of the Audit Committee is to assist the Board of Directors in its general oversight of the Company’s corporate accounting and financial reporting processes. The Committee’s function is more fully described in its charter, which is available on the Company’s website at www.allos.com. The Committee reviews the charter on an annual basis. The Board annually reviews the Nasdaq listing standards’ definition of independence for audit committee members and has determined that each member of the Committee meets that standard.

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. The Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles in the United States of America.

The Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2005 with the Company’s management and has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards Board Standard No. 61, as amended, “Communication with Audit Committees.” In addition, PricewaterhouseCoopers LLP has provided the Audit Committee with the written disclosures and the letter required by the Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Audit Committee has discussed with PricewaterhouseCoopers LLP their independence.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Mr. Mark Edwards—Chairman
Mr. Michael Casey
Dr. Marvin Jaffe
Mr. Timothy Lynch

(1)             The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the 1933 Act or 1934 Act, whether made before of after the date hereof and irrespective of any general incorporation contained in such filing.

EXECUTIVE OFFICERS AND KEY EMPLOYEES

The following table sets forth certain information regarding the Company’s executive officers and key employees, as of March 15, 2006:

Name	Age	Position
Paul L. Berns	39	President and Chief Executive Officer
Barbara E. Baring	49	Vice President, Administration
David C. Clark	37	Corporate Controller, Treasurer, Assistant Secretary and Principal Financial Officer
David A. DeLong	51	Vice President, Marketing and Sales
Marc H. Graboyes	36	Vice President, General Counsel and Secretary
John O. Hackman	52	Vice President, Biometrics and Statistics
Markus F. Herzig	60	Vice President, Regulatory Affairs
Douglas G. Johnson, Ph.D.	49	Vice President, Manufacturing
Eric D. Malek	41	Vice President, Corporate Development
Michael E. Saunders, M.D.	55	Vice President, Clinical Development

See “Proposal 1—Election of Directors” for Mr. Bern’s biography.

Barbara E. Baring has served as the Company’s Vice President, Administration since June 2003, and served as Vice President, Human Resources from March 2001 to June 2003 and Senior Director, Human Resources from March 2000 to March 2001. From 1994 to 1999, Ms. Baring was Vice President, Human Resources at NeXstar Pharmaceuticals, Inc. She continued with Gilead Sciences, Inc., a biopharmaceutical company, as Director, Human Resources and Administration following its acquisition of NeXstar in 1999 until joining the Company. Ms. Baring received her master’s degree in organization and management from the University of Colorado, and her B.A. from Metropolitan State College in Denver, Colorado.

David C. Clark has served as the Company’s Principal Financial Officer since March 2006, and as the Company’s Corporate Controller and Treasurer since May 2004. He has also served as the Company’s Assistant Secretary since October 2004, and served as Secretary from May 2004 to October 2004. From March 2000 to October 2003, Mr. Clark held several positions at Seurat Company (formerly XOR Inc.), a web commerce and marketing solutions provider, serving most recently as Vice President of Finance and Chief Financial Officer. From 1992 to March 2000, Mr. Clark worked in the audit practice of PricewaterhouseCoopers LLP. Mr. Clark is a Certified Public Accountant and received a Masters of Accountancy and a B.S. in Accounting from the University of Denver.

David A. DeLong has served as the Company’s Vice President, Marketing and Sales since August 2002. Prior to joining the Company, Mr. DeLong managed The DevStrat Group, a biomedical consulting and commercial management company he founded in 1997. From 1992 to 1997, Mr. DeLong held several positions at SEQUUS Pharmaceuticals, Inc., an integrated pharmaceutical company, serving most recently as Vice President of Sales and Commercial Operations. Prior to SEQUUS, he held key marketing and sales management positions with Genentech, Inc., a biotechnology company, from 1986 until 1992, and with Key Pharmaceuticals from 1982 to 1986. Mr. DeLong has a B.S. in Economics from the University of Kentucky.

Marc Graboyes has served as the Company’s Vice President, General Counsel and Secretary since October 2004. From 2000 to October 2004, Mr. Graboyes was an associate with Cooley Godward LLP, where he practiced corporate and securities law and served as outside counsel to the Company for nearly five years. Prior to joining Cooley Godward, Mr. Graboyes practiced corporate and securities law with several other national law firms. Mr. Graboyes earned his J.D. from the University of Colorado School of Law and received his B.S. in Entrepreneurship & Small Business Management from the University of Colorado at Boulder.

John O. Hackman has served as the Company’s Vice President, Biometrics and Statistics since March 2003, and served as Senior Director, Biometrics and Statistics from February 2001 to February 2003 and Director, Biometrics and Statistics from December 1997 to March 2001. Prior to joining the Company, Mr. Hackman was Associate Director of Biometrics at Pfizer Central Research, a unit of Pfizer Inc., where he directed the statistical analysis and reporting group from 1996 to 1997. He has held various positions during his 20 years of experience in the pharmaceutical industry, including positions with Pfizer Inc., Miles Inc., a division of Bayer, Rhone-Poulenc and CytRx Corporation. Mr. Hackman received his M.S. from North Carolina State University.

Markus F. Herzig has served as the Company’s Vice President, Regulatory Affairs since August 2001. Prior to joining the Company, Mr. Herzig was Executive Director, Regulatory Affairs and Quality Assurance of OraPharma, Inc., a pharmaceutical company, from January 1999 to August 2001. From January 1986 to December 1998, he held key management positions at Takeda Pharmaceuticals America, Inc., Novo Nordisk Pharmaceuticals Inc., Organon Inc. and Sandoz Pharmaceuticals Corp. Mr. Herzig received his M.S. equivalent from Allgemeine Gewerbe Schule in Basel, Switzerland.

Douglas G. Johnson, Ph.D. has served as the Company’s Vice President, Manufacturing since July 2002, and served as Senior Director, Manufacturing from March 2001 to June 2002 and served as Director, Manufacturing from October 1997 to March 2001. Prior to joining the Company, Dr. Johnson was with Baxter Healthcare, a unit of Baxter International, Inc., for over eight years. At Baxter, he was most recently manager of the Global Solutions Development Group for the Renal Division. He also worked in the I.V. Systems Division for several years developing formulations of pre-mixed drugs. Prior to joining Baxter Healthcare, Dr. Johnson worked at Argonne National Laboratory for three years. Dr. Johnson received his Ph.D. in Organic Chemistry from the University of Minnesota. Mr. Johnson completed his postdoctoral work at the University of Chicago.

Eric D. Malek has served as the Company’s Vice President, Corporate Development since March 2003, and served as Senior Director, Corporate Development from March 2002 to March 2003 and Director, Corporate Development from June 2000 to March 2002. From 1994 to 2000, Mr. Malek held various positions in Corporate Development at NeXstar Pharmaceuticals, Gilead Sciences, Ilex Oncology and Research Corporation Technologies. Prior to that he worked in sales at Bio-Rad Laboratories and in research as an Associate with the Janssen Research Foundation as well as a Research Assistant at both University of Michigan’s Protein Chemistry Facility and at the University of Arizona Department of Pharmacology. Mr. Malek received an M.B.A. in Finance and Marketing at the University of Michigan, and a B.A. in Biochemistry at the University of Arizona.

Michael E. Saunders has served as our Vice President, Clinical Development since November 2004, and served as our Senior Medical Director from December 2003 to October 2004. Dr. Saunders is responsible for the direction, medical monitoring, analyzing, interpreting and reporting of Phase I-III clinical trials evaluating the Company’s oncology agents. An 18-year industry veteran, Dr. Saunders has held key management positions with several leading pharmaceutical companies, including Baxter Hemoglobin Therapeutics (Medical Director), Baxter BioScience (Global Medical Director, BioSurgery and Pharmacovigilance), SOMATOGEN (Senior Director, Clinical Research), SEARLE (Senior Director, Clinical Research, Cardiovascular), and Rhone-Poulenc Rorer (Director Clinical Research, Cardiovascular). Prior to joining the Company, the major focus of Dr. Saunders professional career was in cardiology and critical care medicine. Dr. Saunders has been responsible for several NDAs leading to the approval and marketing of several cardiovascular therapeutic agents. Dr. Saunders received his M.D. from the University of Kansas School of Medicine, where he also completed  his residency in Internal Medicine and was recently certified in U.S. Regulatory Affairs (RAC exam by Regulatory Affairs Professionals Society in December, 2003).

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock as of March 15, 2006 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table below; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.

	Beneficial Ownership(1)
Beneficial Owner(2)	Number of Shares	Percent of Total
Warburg Pincus Private Equity VIII, L.P.(3)	22,624,430	40.9%
466 Lexington Avenue
New York, New York 10017
Entities affiliated with Felix J. Baker and Julian C. Baker(4)	3,949,951	7.1%
667 Madison Avenue
New York, New York 10021
FrontPoint Partners, LLC(5)	2,927,000	5.3%
Two Greenwich Plaza
Greenwich, Connecticut 06830
Stephen J. Hoffman, Ph.D., M.D.(6)	922,556	1.7%
Paul L. Berns(7)	300,000	*
Michael D. Casey(8)	60,000	*
Mark G. Edwards(9)	80,000	*
Michael E. Hart(10)	911,100	1.6%
Stewart Hen(3)(11)	6,666	*
Marvin E. Jaffe, M.D.(12)	97,200	*
Jonathan S. Leff(2)(13)	6,666	*
Timothy P. Lynch(14)	0	*
David A. DeLong(15)	183,750	*
Markus F. Herzig(16)	143,553	*
Eric D. Malek(17)	195,317	*
Michael E. Saunders, M.D.(18)	63,040	*
All executive officers and directors as a group (15 persons)(19)	3,215,631	5.6%

*                    Less than one percent.

(1)             This table is based upon information supplied by officers, directors and principal stockholders of the Company and filings with the Securities and Exchange Commission (the “SEC”). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 55,379,969 shares outstanding on March 15, 2006, adjusted as required by rules promulgated by the SEC.

(2)             The address for each director and executive officer is c/o Allos Therapeutics, Inc., 11080 CirclePoint Road, Suite 200, Westminster, CO 80020.

(3)             Messrs. Hen and Leff are general partners of Warburg Pincus & Co. (“WP”), a New York general partnership, which is the sole managing member of Warburg Pincus Partners LLC (“WP LLC”), which is the sole general partner of Warburg Pincus Private Equity VIII, L.P. (“WP VIII”), and are managing directors of Warburg Pincus LLC, a New York limited liability company, which manages

WP VIII. WP, WP LLC and WP VIII are collectively referred to as the “Warburg Pincus Entities.”  All shares indicated as owned by Messrs. Hen and Leff are included because of their affiliation with the Warburg Pincus Entities. Neither Mr. Hen nor Mr. Leff own any shares individually and disclaim beneficial ownership of the Warburg Pincus Entities. The address of Messrs. Hen and Leff and of WP VIII is c/o Warburg Pincus LLC, 466 Lexington Avenue, New York, New York 10017.

(4)             Includes 85,515 shares owned by Baker Bros. Investments, L.P., 115,068 shares owned by Baker Bros. Investments II, L.P., 1,069,290 shares owned by Baker Biotech Fund I, L.P., 999,746 shares owned by Baker Biotech Fund II, L.P., 172,632 shares owned by Baker Biotech Fund II (Z), L.P., 1,147,939 shares owned by Baker Biotech Fund III, L.P., 212,576 shares owned by Baker Biotech Fund III (Z), L.P., 91,778 shares owned by 14159, L.P., and 55,416 shares owned by Baker/Tisch Investments, L.P.

(5)             FrontPoint Partners LLC reported holdings of 2,927,000 shares as institutional investment manager on a Report on Form 13F for the calendar year ended December 31, 2005, as filed with the SEC on February 22, 2006.

(6)             Includes 800 shares held as custodian for Dr. Hoffman’s children and 446,886 shares issuable upon exercise of options exercisable within 60 days of March 15, 2006.

(7)             Includes 300,000 shares of restricted stock, which vest in equal annual installments on each of the first four anniversaries of the date of grant (March 9, 2006), and 0 shares issuable upon exercise of options exercisable within 60 days of March 15, 2006.

(8)             Includes 60,000 shares issuable upon exercise of options exercisable within 60 days of March 15, 2006.

(9)             Includes 80,000 shares issuable upon exercise of options exercisable within 60 days of March 15, 2006.

(10)       Includes 909,100 shares issuable upon exercise of options exercisable within 60 days of March 15, 2006.

(11)       Includes 6,666 shares issuable upon exercise of options exercisable within 60 days of March 15, 2006.

(12)       Includes 60,000 shares issuable upon exercise of options exercisable within 60 days of March 15, 2006.

(13)       Includes 6,666 shares issuable upon exercise of options exercisable within 60 days of March 15, 2006.

(14)       Includes 0 shares issuable upon exercise of options exercisable within 60 days of March 15, 2006.

(15)       Includes 183,750 shares issuable upon exercise of options exercisable within 60 days of March 15, 2006.

(16)       Includes 135,919 shares issuable upon exercise of options exercisable within 60 days of March 15, 2006.

(17)       Includes 158,553 shares issuable upon exercise of options exercisable within 60 days of March 15, 2006.

(18)       Includes 58,040 shares issuable upon exercise of options exercisable within 60 days of March 15, 2006.

(19)       Includes 2,320,269 shares issuable upon exercise of options held by all executive officers and directors as a group exercisable within 60 days of March 15, 2006. See footnotes (6) through (18).

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “1934 Act”) requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2005, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

COMPENSATION OF DIRECTORS

Cash Compensation

The Company pays its non-employee directors cash compensation in the form of annual retainers and meeting fees. Each non-employee director of the Company receives an annual retainer of $25,000, except that the Chairman of the Audit Committee receives an annual retainer of $30,000, and the Chairman of the Board receives an annual retainer of $50,000. Each non-employee director that serves as Chairman of the Compensation Committee or Chairman of the Nominating and Corporate Governance Committee also receives an additional annual retainer of $2,000. Annual retainers are paid in equal quarterly installments on the first day of each calendar quarter.

Each non-employee director also receives $2,500 for each regular or special meeting of the Board that such director attends in person, except that the Chairman of the Board receives $5,000 for each regular or special meeting of the Board that such director attends in person. Each non-employee director, including the Chairman of the Board, also receives $1,000 for each regular or special meeting of the Board that such director attends by telephone.

Each non-employee director who serves on a committee of the Board receives $1,000 for each regular or special meeting that such director attends in person or by telephone, except that the Chairman of the Audit Committee receives $2,500 for each regular or special meeting of the Audit Committee that such director attends in person or by telephone.

In addition, each non-employee director, including the Chairman of the Board,  is reimbursed for all reasonable out-of-pocket expenses incurred by such director in connection with attending any regular or special meeting of the Board or any regular or special meeting of any committee of the Board.

Stock Options

The Company grants stock options to its non-employee directors under a stock option grant program for non-employee directors (the “Directors’ Program”) administered under the Company’s 2000 Stock Incentive Compensation Plan, as amended. Under the Directors’ Program, each person who becomes a non-employee director of the Company is automatically granted a non-qualified stock option to purchase 25,000 shares of common stock on the date of his or her initial election, except that any person who becomes the Company’s Chairman of the Board (other than an employee of the Company) is automatically granted a nonqualified stock option to purchase 50,000 shares of common stock on the date of his or her initial election (each, an “Initial Grant”). Initial Grants vest in equal installments on each of the first, second and third anniversaries of the date of grant, assuming continued service as a director during such period.

In addition, under the Directors’ Program, each non-employee director is automatically granted a non-qualified stock option to purchase 20,000 shares of common stock immediately following each year’s annual meeting of stockholders, except that the Chairman of the Board is automatically granted a non-qualified stock option to purchase 50,000 shares of common stock immediately following each year’s annual meeting of stockholders (each, an “Annual Grant”). Annual Grants fully vest on the date of the next year’s annual meeting of stockholders, assuming continued service as a director during such period. However, any non-employee director who received an Initial Grant within three months prior to an annual meeting is not eligible to receive an Annual Grant until the second annual meeting after his or her Initial Grant.

All stock options granted under the Directors’ Program have a term of ten years and an exercise price equal to the closing sale price of a share of the Company’s common stock on the date of grant (as reported by the Nasdaq National Market). During 2005, the Company granted Initial Grants to purchase 25,000 shares of common stock to each of Messrs. Leff and Hen at an exercise price of $2.46 per share, and an Initial Grant to Mr. Lynch at an exercise price of 2.08 per share. Also during 2005, the Company granted Annual Grants to purchase 20,000 shares to each of Messrs. Casey, Edwards and Jaffe at an exercise price of 2.18, and an Annual Grant to purchase 50,000 shares to Dr. Hoffman at an exercise price of $2.18. As of March 15, 2006, no stock options had been exercised under the Directors’ Plan.

Other Compensation

Effective February 28, 2003, the Company entered into a two-year consulting agreement with Dr. Hoffman and terminated the employment agreement previously entered into with him in January 2001. The consulting agreement expired in accordance with its terms on February 28, 2005. Pursuant to the consulting agreement, Dr. Hoffman served the Company as non-executive Chairman of the Board and was required to provide consulting services as requested by the Company from time to time. The consulting agreement provided for an annual consulting fee of $150,000, paid monthly, so long as Dr. Hoffman provided consulting services in accordance with the agreement. The consulting agreement also provided for a minimum guaranteed incentive payment of $45,000 per year payable to Dr. Hoffman for each full year of consulting services provided under the agreement. In 2005, the Company paid Dr. Hoffman consulting fees of $20,800 for services provided in 2005, and $45,000 of incentive compensation relating to services provided in 2004.

On January 12, 2000, the Company granted Dr. Hoffman a stock option to purchase 328,971 shares of common stock at $2.42 per share under the terms of the Company’s 1995 Stock Option Plan (the “1995 Plan Option”). On May 18, 2005, in recognition of Dr. Hoffman’s efforts and services on behalf of the Company and as an incentive for Dr. Hoffman’s continued service as the Company’s non-executive Chairman of the Board of Directors, the Compensation Committee recommended and the Board of Directors approved an amendment to the 1995 Plan Option to extend the exercise period for such option until the earlier of (i) January 12, 2010 (the expiration date of such option) or (ii) three months after the date that Dr. Hoffman ceases to serve as a director of the Company. Prior to such amendment, the 1995 Plan Option would have expired on May 28, 2005, or three months after the expiration of Dr. Hoffman’s consulting agreement with the Company. Except as set forth above, the 1995 Plan Option remains in full force and effect in accordance with its original terms.

On February 17, 2006, in recognition of the duties and responsibilities undertaken by Dr. Hoffman in connection with the Board’s identification, evaluation and recruitment of a suitable candidate to succeed Mr. Hart as the Company’s President and Chief Executive Officer, and the substantial time commitment and efforts required of Dr. Hoffman’s role, the Board granted Dr. Hoffman options to purchase 20,000 shares of common stock effective February 17, 2006 (the “Initial Grant”) and agreed to grant Dr. Hoffman additional options to purchase 5,000 shares of common stock on the 1st day of each month, commencing March 1, 2006, until such time as Mr. Hart’s successor has been duly appointed (each, a “Subsequent Grant”). The Initial Grant has an exercise price of $3.32 per share, which represents the closing sale price of a share of the Company’s common stock on the date of grant (as reported by the Nasdaq National Market), and the Subsequent Grant on March 1, 2006 has an exercise price of $3.14 per share, which represents the closing sale price of a share of the Company’s common stock on the date of grant (as reported by the Nasdaq National Market). All such options are nonqualified stock options granted under the Company’s 2000 Stock Incentive Compensation Plan, and will vest in full on the one-year anniversary of the date of grant. On March 9, 2006, Mr. Berns was appointed as the Company’s President and Chief Executive Officer, and, as a result, Dr. Hoffman is not entitled to any additional Subsequent Grants.

COMPENSATION OF EXECUTIVE OFFICERS

Summary of Compensation

The following table shows for the fiscal years ended December 31, 2005, 2004 and 2003, compensation awarded or paid to, or earned by, the Company’s Chief Executive Officer and its other four most highly compensated executive officers at December 31, 2005 (the “Named Executive Officers”):

					Long-Term Compensation
		Annual Compensation			Awards
				Other Annual	Securities Underlying	All Other
Name and Principal Position	Year	Salary	Bonus(1)	Compensation	Options(#)	Compensation
Michael E. Hart(2)	2005	$350,200	$155,000	$681	40,000	$9,260	(3)
President and Chief Executive Officer	2004	351,346	80,000	623	80,000	9,065	(3)
	2003	324,327	94,500	660	125,000	8,875	(3)
David A. DeLong	2005	250,990	67,453	—	20,000	2,000	(4)
Vice President, Marketing and Sales	2004	251,781	40,914	—	92,584	2,000	(4)
	2003	235,388	47,078	15,829	41,000	37,101	(5)
Markus F. Herzig	2005	229,187	58,729	—	17,000	2,000	(4)
Vice President, Regulatory Affairs	2004	230,858	31,743	—	22,560	2,000	(4)
	2003	215,016	45,691	—	47,584	2,000	(4)
Eric D. Malek	2005	210,306	54,548	—	50,000	2,000	(4)
Vice President, Corporate Development	2004	196,819	31,983	—	32,584	2,000	(4)
	2003	177,854	35,571	—	61,400	2,000	(4)
Michael E. Saunders, M.D.(6)	2005	237,784	62,418	—	20,000	2,000	(4)
Vice President, Clinical Development	2004	234,327	38,078	—	50,000	2,000	(4)
	2003	—	20,000	—	52,000	—

(1)          For each year, includes amounts paid in March of the following year based on the Compensation Committee’s review of corporate performance and individual achievements for the prior fiscal year.

(2)          Mr. Hart resigned from his positions as President, Chief Executive Officer and Chief Financial Officer of the Company effective as of March 9, 2006.

(3)          Includes an annual 401(k) matching contribution by the Company of $2,000 each year and short-term disability/life insurance premiums paid by the Company of $7,260 in 2005, $7,065 in 2004 and $6,875 in 2003.

(4)          Represents an annual 401(k) matching contribution.

(5)          Includes an annual 401(k) matching contribution by the Company of $2,000 and non-tax deductible relocation expenses of $35,101.

(6)          Dr. Saunders’ employment with the Company began in late December 2003 and accordingly, no amounts are shown for 2003, except for the grant of a stock option upon commencement of Dr. Saunders’ employment.

Stock Option Grants and Exercises

The Company grants options to its executive officers under its 2000 Stock Incentive Compensation Plan, as amended (the “Incentive Plan”), and its 2002 Broad Based Equity Incentive Plan (the “2002 Plan” and, together with the Incentive Plan, the “Plans”). As of March 15, 2006, options to purchase a total of 5,198,275 shares were outstanding under the Plans and options to purchase 2,753,277 shares remained available for future grant under the Plans. In addition, options to purchase 789,947 shares remain outstanding under the Company’s 1995 Stock Option Plan, which was suspended upon effectiveness of the Company’s initial public offering in March 2000.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2005:

Equity Compensation Plan Information

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a))(1)
Equity compensation plans approved by security holders	3,227,935	$3.50	6,478,743	(2)
Equity compensation plans not approved by security holders	716,440	$5.55	247,453
Total	3,944,375	$3.87	6,726,196

(1)          Each year on the first day of the Company’s fiscal year beginning in 2001, the share reserve under the Incentive Plan is increased by the lesser of the following:  (i) 2% of the total number of shares of common stock outstanding, (ii) 440,000 shares, or (iii) such smaller number of shares as determined by the Board of Directors.

(2)          Includes 2,368,072 shares that remain available for future purchase under the Company’s Employee Stock Purchase Plan.

The following equity compensation plans of the Company that were in effect as of December 31, 2005 were adopted without the approval of the Company’s security holders.

2002 Broad Based Equity Incentive Plan

The 2002 Plan was in effect as of December 31, 2005 and was adopted without the approval of the Company’s stockholders. The essential features of the 2002 Plan are outlined below:

General.   The 2002 Plan provides for the grant of nonstatutory stock options, stock bonuses and restricted stock purchase awards (collectively, “stock awards”). To date, the Company has granted only stock options under the 2002 Plan. An aggregate of 1,000,000 shares of common stock are reserved for issuance under the 2002 Plan.

Eligibility.   Stock awards may be granted under the 2002 Plan to employees (including officers), directors and consultants of the Company and its affiliates. The aggregate number of shares issued pursuant to stock awards granted to officers and directors under the 2002 Plan may not exceed 49% of the number of shares underlying all stock awards granted under the 2002 Plan as determined on the third anniversary of the adoption of the 2002 Plan and each anniversary date thereafter, except that stock awards granted to officers prior to their employment by the Company as an inducement to entering into employment contracts with the Company are not included in such 49% limitation.

Terms of Stock Awards.

Exercise Price; Payment.   The exercise price of options and restricted stock purchase awards may not be less than 85% of the fair market value of the stock on the date of grant. Stock bonuses may be awarded in consideration for past services actually rendered to the Company or its affiliates.

The exercise price of options and restricted stock purchase awards granted under the 2002 Plan must be paid either in cash at the time the option is exercised or, at the discretion of the Board, (i) pursuant to a deferred payment arrangement or (ii) in any other form of legal consideration acceptable to the Board. The exercise price of options may also be paid, at the discretion of the Board, by delivery of other common stock of the Company.

Stock Award Vesting.   Stock awards granted under the 2002 Plan may become exercisable (in the case of options) or released from a repurchase option in favor of the Company (in the case of stock bonuses and restricted stock purchase awards) in cumulative increments (“vest”) as determined by the Board. The Board has the power to accelerate the time during which stock awards may vest or be exercised. In addition, options granted under the 2002 Plan may permit exercise prior to vesting, but in such event the participant may be required to enter into an early exercise stock purchase agreement that allows the Company to repurchase unvested shares, generally at their exercise price, should the participant’s service terminate before vesting.

Term.   The term of options granted under the 2002 Plan are determined by the Board in its discretion. Options under the 2002 Plan generally terminate three months after termination of the participant’s service, subject to extension in certain circumstances.

Option Grants in Last Fiscal Year

The following table sets forth information concerning the individual grants of stock options to each of the Named Executive Officers during the fiscal year ended December 31, 2005.

	Individual Grants					Potential Realizable Value at Assumed
	Number of Securities Underlying Options		Percent of Total Options Granted to Employees in	Exercise Price	Expiration	Annual Rates of Stock Price Appreciation for Option Terms(2)
Name	Granted		Fiscal Year(1)	Per Share	Date	5%	10%
Michael E. Hart	40,000	(3)	6.64%	$2.37	2/07/2015	$59,619	$151,087
David A. DeLong	20,000	(4)	3.32%	2.46	3/04/2015	30,941	78,412
Markus F. Herzig	17,000	(4)	2.82%	2.46	3/04/2015	26,300	66,650
Eric D. Malek	50,000	(4)	8.30%	2.46	3/04/2015	77,354	196,030
Michael E. Saunders, M.D.	20,000	(4)	3.32%	2.46	3/04/2015	30,942	78,412

(1)          Based on options to purchase an aggregate of 602,764 shares of common stock granted to employees in 2005.

(2)          The potential realizable value is calculated based on the term of the option at the time of grant. Stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the Securities and Exchange Commission and does not represent the Company’s prediction of the Company’s future stock price performance. In addition, the potential realizable value computation does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock.

(3)          On March 9, 2006, Mr. Hart resigned from his positions as President, Chief Executive Officer and Chief Financial Officer of the Company. On March 21, 2006, Mr. Hart tendered his resignation as a director of the Company effective immediately prior to the annual meeting. Pursuant to the separation agreement between the Company and Mr. Hart dated March 3, 2006, the terms of which are described below in the section entitled “Employment, Severance and Change of Control Agreements,” the parties have agreed that Mr. Hart will provide the Company with up to twenty hours of consulting services per month from the effective date of his resignation as a director through December 31, 2007. The separation agreement also provides that Mr. Hart will continue to vest in his stock options granted prior to March 3, 2006 for a period of one year following his termination of employment, and such options will remain exercisable until the date which is ninety days following the termination of his consulting relationship with the Company.

(4)          The options vest as follows: twelve forty-eighths (12/48) of the total number of shares subject to the option vest twelve months from the date of grant and an additional one forty-eighths (1/48) of the total number of shares subject to the option vest at the end of each month thereafter.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

The following table sets forth certain information, as to each of the Named Executive Officers, concerning the number of shares subject to both exercisable and unexercisable stock options held as of December 31, 2005. Also reported are values for “in-the-money” options that represent the positive spread between the respective exercise prices of outstanding stock options and the fair market value of the Company’s common stock as of December 31, 2005.

	Shares Acquired On Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year End(#)		Value of Unexercised In-the-Money Options at Fiscal Year End($)(1)
Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Michael E. Hart	—	$—	829,305	105,945	$381,998	$—
David A. DeLong	—	—	156,710	96,874	—	—
Markus F. Herzig	—	—	125,305	33,744	—	—
Eric D. Malek.	—	—	134,746	76,328	—	—
Michael E. Saunders, M.D.	—	—	43,707	78,293	4,427	8,073

(1)          Calculated on the basis of the closing sale price per share of the Company’s common stock on December 30, 2005 (the last trading day of fiscal 2005) on the Nasdaq National Market of $2.15, minus the exercise price.

Employment, Severance and Change of Control Agreements

Employment Agreement with Mr. Berns

On March 9, 2006, the Company entered into an employment agreement with Mr. Berns in connection with his appointment to serve as the Company’s President and Chief Executive Officer. Pursuant to the employment agreement, Mr. Berns earns an annual base salary of $450,000, which amount may be increased annually at the discretion of the Board. Mr. Berns is also eligible for an annual discretionary bonus, with a target bonus equal to 50% of his annual base salary. In 2006, Mr. Berns is guaranteed an annual bonus equal to $225,000, pro rated based on the number of days that Mr. Berns is employed by the Company during 2006.

Pursuant to the employment agreement, on March 9, 2006, the Company granted Mr. Berns options to purchase 700,000 shares of common stock under the Company’s 2000 Stock Incentive Compensation Plan, as amended. Mr. Berns’ options have an exercise price of $3.14 per share, which equals the closing sale price of a share of the Company’s common stock on the date of grant (as reported by the Nasdaq National Market), and are non-qualified options for tax purposes. The options have a ten year term, and vest over a four-year period, with 25% of such options vesting one year after the date of grant, and the remaining 75% of such options vesting in equal monthly installments thereafter over the next three years, subject to Mr. Berns’ continued employment with the Company through such vesting dates.

Also pursuant to the employment agreement, on March 9, 2006, the Company granted Mr. Berns 300,000 shares of restricted stock of the Company (the “Restricted Stock”). The Restricted Stock vests over a four-year period, with 25% of the Restricted Stock vesting on each of the first four anniversaries of the date of grant, subject to Mr. Berns’ continued employment with the Company through such vesting dates.

The employment agreement with Mr. Berns provides that he will relocate to Colorado and the Company will reimburse him for (a) customary closing costs related to the sale of his current residence and the purchase of a new residence in Colorado, (b) customary moving expenses, (c) customary and reasonable commuting and temporary living expenses for up to six months following the commencement of his employment with the Company, and (d) any taxes associated with such reimbursements.

The employment agreement with Mr. Berns provides that his employment with the Company is at-will and may be terminated by either Mr. Berns or the Company at any time. However, if the Company terminates Mr. Berns’ employment without just cause or if he resigns for good reason, other than pursuant to a change in control, provided that Mr. Berns executes a general release in favor of the Company, he will be entitled to (a) payment of any accrued but unused vacation and sick leave, (b) an amount equal to his target bonus for the year in which the termination occurs, pro rated through the date of termination, (c) continuation of his base salary for a period of eighteen months following the date of termination, (d) an amount equal to 1.5 times his annual bonus for the year preceding the year of such termination, (e) have his vested options and Restricted Stock treated in accordance with the terms of their respective governing documents, (f) payment of premiums for his group health insurance COBRA continuation coverage for up to twelve months after the date of termination, and (g) outplacement assistance for up to twelve months with an aggregate cost of up to $15,000.

The employment agreement with Mr. Berns also provides that if the Company (or any surviving or acquiring corporation) terminates Mr. Berns’ employment without cause or if he resigns for good reason within one month prior to or two years following the effective date of a change in control, provided that Mr. Berns executes a general release in favor of the Company (or any surviving or acquiring corporation), he will be entitled to (a) payment of any accrued but unused vacation and sick leave, (b) an amount equal to his target bonus for the year in which the termination occurs, pro rated through the date of termination, (c) a lump-sum cash payment in an amount equal to (i) two times his highest annual base salary in effect during the twelve months prior to such termination, plus (ii) two times his highest annual bonus paid or payable in respect of the five years preceding the year of such change in control, (d) immediate vesting of all outstanding options and Restricted Stock granted pursuant to the employment agreement and the extension of the option exercise period for twenty-four months, (e) continued coverage for eighteen months under all policies of medical, accident, disability and life insurance for Mr. Berns and his dependents, and (f) outplacement assistance for up to twelve months with an aggregate cost of up to $15,000.

The employment agreement also imposes on Mr. Berns certain confidentiality, non-compete and non-solicitation obligations. The non-compete and non-solicit obligations are in effect for the term of his employment and will continue for twelve months after a termination of his employment for any reason. In the event that Mr. Berns violates his confidentiality, non-compete or non-solicitation obligations or the terms of his proprietary information and inventions agreement with the Company, his right to any severance benefits that he would have otherwise been entitled to pursuant to the employment agreement will cease on the date of such violation.

The employment agreement with Mr. Berns also provides, in certain circumstances, that he will be entitled to a gross up payment for payments that result in an excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended.

Separation Agreement with Mr. Hart

On March 3, 2006, the Company entered into a separation agreement with Mr. Hart pursuant to which he agreed to resign from his positions as President, Chief Executive Officer and Chief Financial Officer of the Company effective on the first day of employment of a new Chief Executive Officer. Consistent with this agreement, Mr. Hart resigned from his positions as President, Chief Executive Officer and Chief Financial Officer of the Company effective March 9, 2006 (the “Separation Date”) in connection with the appointment of Mr. Berns as the Company’s President and Chief Executive Officer.

On March 21, 2006, Mr. Hart tendered his resignation as a director effective immediately prior to the annual meeting and notified the Board that he did not intend to stand for reelection. Pursuant to the separation agreement and as a result of Mr. Hart’s resignation as a director, the parties have agreed that Mr. Hart will provide the Company with up to twenty hours of consulting services per month through December 31, 2007. The specific type and amount of such consulting services will be mutually approved in advance by Mr. Hart and the Board prior to the effective date of his resignation, and will be made with consideration of Mr. Hart’s other personal and professional commitments.

Pursuant to the separation agreement, Mr. Hart signed a general release in favor of the Company and became entitled to receive: (a) continuation of his base salary of $362,457 for a period of eighteen months following the Separation Date, (b) a pro rata portion of his 2006 bonus, as determined in the sole discretion of the Compensation Committee of the Board, payable at the same time 2006 bonuses are paid to the Company’s other executive officers, (c) payment of any accrued but unused vacation and sick leave, (d) reimbursement, on an after tax basis, for the after tax payments related to payment of the premiums on his supplemental disability and term life insurance coverage for a period of twenty-four months following the Separation Date, (e) payment of premiums for Mr. Hart’s group health insurance COBRA continuation coverage for up to eighteen months from the Separation Date, and (f) continued vesting of his stock options granted prior to March 3, 2006 for a period of one year following the Separation Date, which options will remain exercisable until ninety days following the termination of his consulting relationship with the Company. The Company and Mr. Hart have entered into an amendment to the separation agreement pursuant to which the Company agreed to provide Mr. Hart with outplacement assistance for up to twelve months with an aggregate cost of up to $20,000.

The separation agreement imposes on Mr. Hart certain confidentiality, non-compete and non-solicitation obligations. The non-compete and non-solicit obligations are effective for a period of twelve months following the Separation Date. In the event that Mr. Hart violates his confidentiality, non-compete or non-solicitation obligations or the terms of his proprietary information and inventions agreement with the Company, his right to any benefits that he would have otherwise been entitled to pursuant to the separation agreement will cease on the date of such violation.

On March 3, 2006, in connection with the execution of the separation agreement, Mr. Hart was granted a nonqualified stock option under the Incentive Plan to purchase 50,000 shares of the Company’s common stock at an exercise price equal to $3.55 per share (the “New Option”). The New Option will remain exercisable until ninety days after the termination of his consulting relationship with the Company.

Employment Agreements with Mr. DeLong and Mr. Graboyes

The Company has entered into employment agreements with Mr. DeLong effective as of August 2002, and with Mr. Graboyes effective as of October 2004. Each of the employment agreement provides for an annual base salary, which may be adjusted periodically in the sole discretion of the Board of Directors. Currently, Mr. DeLong earns an annual base salary of $263,025, and Mr. Graboyes earns an annual base salary of $236,543. The employment agreements provide that the executives are eligible for an annual discretionary bonus for up to 25% of their annual base salary, which bonus may be awarded or modified in the sole discretion of the Board of Directors.

Each employment agreements provides that the executive’s employment with the Company is at-will and may be altered or terminated by either the executive or the Company at any time. However, if the Company terminates the executive’s employment without just cause or if he resigns for good reason, other than pursuant to a change in control, provided that the executive executes a general release in favor of the Company, he will be entitled to receive: (a) his base salary for six months following the date of termination, (b) payment of any accrued but unused vacation and sick leave, and (c) payment of premiums for the executive’s group health insurance COBRA continuation coverage for up to six months after the date of termination.

Each employment agreements also provides that if the Company terminates the executive’s employment without just cause or if he resigns for good reason within one month prior to or thirteen months following the effective date of a change in control, provided that the executive executes a general release in favor of the Company, he will be entitled to receive: (a) his base salary for one year following the date of termination, (b) payment of any accrued but unused vacation and sick leave, (c) a bonus in an amount equal to the bonus paid in the year immediately preceding the change in control, and (d) payment of premiums for the executive’s group health insurance COBRA continuation coverage for up to twelve months after the date of termination. In addition, the vesting of any outstanding stock options issued to the executive will be accelerated in full, and, if the surviving corporation or acquiring corporation assumes such stock options in connection with such change in control, the time during which such options may be exercised will be extended to twelve months following the date of such change in control.

Severance and Change of Control Arrangements

The Company has established a Severance Benefit Plan to provide for the payment of severance benefits to all full-time employees, including the Named Executive Officers, who do not otherwise have separate employment agreements with the Company, whose employment is involuntarily terminated due to a group termination or change of control event.

The Severance Benefit Plan provides that if an eligible employee is terminated pursuant to a group termination (defined as an involuntary reduction in the work force affecting more than two employees), the eligible employee will be entitled to receive a basic severance benefit of four weeks of base salary. In addition, if the eligible employee signs a general release agreement releasing the Company from all claims known or unknown that the employee may have against the Company, the eligible employee will be entitled to receive: (a) an additional one week of base salary per $10,000 of annualized current base salary, with a minimum severance benefit of eight weeks of base salary and a maximum severance benefit of 26 weeks of base salary, (b) payment of premiums for the eligible employee’s group health insurance COBRA continuation coverage after the date of termination for the same benefit period as the salary component of the Severance Benefit Plan, and (c) outplacement assistance through an outside organization as a resource to aid in the eligible employee’s career transition.

The Severance Benefit Plan also provides that if the Company terminates an eligible employee without just cause as part of a change in control, or if the eligible employee resigns for good reason within two months prior to or six months following the effective date of a change in control, the eligible employee will be entitled to receive a basic severance benefit of two weeks of base salary for each twelve months of employment with the Company, subject to a maximum total severance benefit of 52 weeks of base salary. In addition, if the eligible employee signs a general release agreement releasing the Company (or any successor corporation, as the case may be) from all claims known or unknown that the employee may have against the Company (or any successor corporation, as the case may be), the eligible employee will be entitled to receive: (a) an additional three weeks of base salary per $10,000 of annualized current base salary, subject to a maximum total severance benefit of 52 weeks base salary (including any basic severance benefits), (b) payment of premiums for the eligible employee’s group health insurance COBRA continuation coverage after the date of termination for the same benefit period as the salary component of the Severance Benefit Plan, (c) outplacement assistance through an outside organization as a resource to aid in the eligible employee’s career transition, and (d) full acceleration of vesting of any outstanding stock options issued to the eligible employee.

JOINT REPORT OF THE COMPENSATION COMMITTEE AND EXECUTIVE COMMITTEE
OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION(2)

About the Compensation Committee

The Compensation Committee of the Board of Directors is responsible for overseeing the Company’s compensation policies, plans and programs, and reviewing and determining the salary, bonuses, equity incentives, perquisites, severance arrangements, retirement benefits and other related benefits paid to the Company’s directors and executive officers. The Compensation Committee also oversees the administration of the Company’s employee benefit plans. The Compensation Committee’s charter reflects these various responsibilities, and the Compensation Committee and the Board periodically review and revise the charter.

The Compensation Committee currently consists of Dr. Jaffe, Mr. Casey and Mr. Leff, each of whom is an independent director, as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards. The Board periodically reviews and approves the chairmanship and membership of the Compensation Committee, based in part upon the recommendation of the Nominating and Corporate Governance Committee of the Board. The Compensation Committee meets at scheduled times throughout the year, and it also considers and takes action by written consent. The Chairman of the Compensation Committee reports on committee actions and recommendations at each regularly scheduled meeting of the Board. The Company’s Human Resources Department supports the Compensation Committee in its work and in some cases acts pursuant to delegated authority to fulfill various functions in administering the Company’s compensation programs. In addition, the Compensation Committee has the authority to engage the services of outside advisers, experts and others to assist the Committee.

The Compensation Committee annually reviews the performance and determines the compensation of the Company’s Chief Executive Officer and other executive officers based upon a mix of the achievement of relevant corporate goals and objectives, individual performance reviews, and comparisons with other pharmaceutical companies of comparable sizes and stages of development. The Chief Executive Officer is not present during the discussions of his compensation.

About the Executive Committee

The Executive Committee of the Board of Directors was formed in December 2005 to conduct the search for a successor to Michael E. Hart as the Company’s President and Chief Executive Officer. The Executive Committee consisted of Dr. Hoffman, the Company’s Chairman of the Board, and Mr. Casey and Mr. Leff, who are also members of the Compensation Committee. The Executive Committee was responsible for identifying, reviewing, evaluating and recommending to the Board candidates to succeed Mr. Hart as President and Chief Executive Officer. The Committee was also responsible for negotiating, evaluating and recommending to the Board the terms of Mr. Hart’s separation agreement with the Company and the compensation and other terms of employment of Mr. Hart’s successor. The Executive Committee dissolved with the appointment of Mr. Berns as the Company’s President and Chief Executive Officer effective March 9, 2006.

(2)             The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the 1933 Act or 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation contained in such filing.

Compensation Philosophy

The Company’s executive compensation philosophy, including as applied to its Chief Executive Officer, is to attract and retain executive officers capable of leading the Company to fulfillment of its business objectives by offering competitive compensation opportunities that reward individual contributions as well as corporate performance. Accordingly, the Company’s executive compensation policies include:

•       Competitive pay practices, taking into account the pay practices of life science and pharmaceutical companies with which the Company competes for talented executives, with special weight given to companies of comparable size;

•       Annual incentive programs which are designed to encourage executives to focus on the achievement of specific short-term strategic goals, as well as longer-term corporate objectives; and

•       Equity-based incentives designed to motivate executives over the long term, to align the interests of management and stockholders and to ensure that management is appropriately rewarded for benefits achieved for the Company’s stockholders.

Executive Compensation

There are three major components to the Company’s executive compensation program: base salary, cash bonuses and stock option awards.

Base Salary.   Base salary represents the fixed component of the Company’s executive compensation program. The Compensation Committee’s philosophy regarding base salaries is conservative, maintaining salaries approximately at the competitive industry median. Each year, the Compensation Committee reviews and determines the base salary for each executive officer based principally on the committee’s evaluation of the officer’s individual job performance, level of responsibility, relative contributions toward achieving the Company’s business goals and objectives, and comparisons against annual survey data for base salaries paid by other biotechnology companies in comparable stages of development. For the Chief Executive Officer, the Compensation Committee also reviews the base salary and other compensation paid to the chief executive officers of certain other biotechnology companies pre-determined by the committee to be of comparable size and stages of development, or with whom the Company may compete for talented executives.

Bonus Compensation.   The Compensation Committee also seeks to promote the interests of the Company and its stockholders by providing executive officers the opportunity to earn annual cash bonuses based upon the achievement of pre-specified corporate and individual performance objectives. At the beginning of each year, the Compensation Committee approves certain corporate objectives that are considered to be critical to the achievement of the Company’s long-term strategic goals. Because the Company is a development stage company, the corporate objectives generally consist of specific research and development, regulatory, corporate development and financial objectives. Annual bonus determinations for the Chief Executive Officer are based solely upon the Company’s relative success in achieving these corporate objectives. Annual bonus determinations for the Company’s other executive officers are based upon a mix of these corporate objectives and certain individual performance objectives established for such officers at the beginning of each year by the Compensation Committee in consultation with the Chief Executive Officer. After the end each the year, the Compensation Committee reviews the Company’s performance against its corporate objectives and determines the corporate bonus percentage component. The Compensation Committee also reviews the Chief Executive Officer’s recommendations for the individual bonus percentage components for each of the other executive officers, and approves the final bonus amounts for each such officer. Bonuses are generally paid in March of each year for services rendered during the prior fiscal year. Bonus potential and total compensation comparisons are made with survey data for comparable companies.

Equity Compensation.   The Company grants stock options to its executive officers under its 2000 Stock Incentive Compensation Plan (the “Incentive Plan”) and its 2002 Broad Based Equity Incentive Plan (the “2002 Plan” and, together with the Incentive Plan, the “Plans”). These Plans provide for the issuance of stock options to all eligible employees of the Company, including executive officers, to purchase shares of Common Stock of the Company in the future at a fixed exercise price determined on the date of grant. Stock options are granted to the Company’s executive officers and other employees both as a reward for past individual and corporate performance and as an incentive for future performance. Stock options are generally granted once a year as part of the Company’s annual review process. Annual stock option awards generally vest over a period of four years and expire ten years after the date of grant. The exercise price for the annual grants equals 100% of the fair market value of the Company’s Common Stock on the date of grant. The Compensation Committee believes that stock-based performance compensation arrangements are essential in aligning the interests of management and the stockholders in enhancing the value of the Company’s equity as well as encouraging executives to remain employed by the Company.

2005 Total Compensation for Mr. Hart

The Compensation Committee used the same procedures described above in determining the 2005 base salary, cash bonus and stock option awards for Mr. Hart, the Company’s former President, Chief Executive Officer and Chief Financial Officer. For 2005, Mr. Hart’s base salary was set at $350,200, which represented a three percent increase over his 2004 base salary. The Compensation Committee awarded Mr. Hart a bonus of $155,000, paid in March 2006, based upon the Company’s success in achieving its 2005 corporate objectives. For 2005, the Compensation Committee also awarded Mr. Hart options to purchase 40,000 shares of common stock of the Company at 100% of fair market value on the date of grant, or $2.37 per share on February 7, 2005. The Compensation Committee determined the amount of this award after reviewing competitive market data and Mr. Hart’s individual performance in 2004. The Compensation Committee also reviewed perquisites and other compensation paid to Mr. Hart in fiscal 2005, and found these amounts to be reasonable.

The Compensation Committee’s Conclusion

The Compensation Committee reviewed all components of Mr. Hart’s and each other executive officer’s 2005 total compensation, including salary, bonus, equity compensation, accumulated realized and unrealized stock option gains, the dollar value to the executive and cost to the Company of all perquisites and other personal benefits, and the actual projected payout obligations under several severance and change-in-control scenarios. A tally sheet setting forth all the above components was prepared and reviewed affixing dollar amounts under the various payout scenarios. Based on this review, the Compensation Committee believes that the 2005 total compensation (and, in the case of the severance and change-in-control scenarios, the potential payouts) paid to Mr. Hart and each of the other executive officers was reasonable and not excessive. It should be noted that when the Compensation Committee considers any component of the Chief Executive Officer’s and any other executive officers’ total compensation, the aggregate amounts and mix of all the components, including accumulated (realized and unrealized) stock option gains, are taken into consideration in the Compensation Committee’s decisions.

2006 Employment Agreement with Mr. Berns

On March 9, 2006, the Executive Committee of the Board recommended and the Board of Directors approved the appointment of Paul L. Berns to serve as the Company’s President and Chief Executive Officer and a member of the Board. In connection with Mr. Berns’ appointment, the Company entered into an employment agreement with Mr. Berns pursuant to which he earns an annual base salary of

$450,000, which amount may be increased annually at the discretion of the Board. Mr. Berns is also eligible for an annual discretionary bonus, with a target bonus equal to 50% of his base salary. For 2006, Mr. Berns is guaranteed an annual bonus equal to $225,000, pro rated based on the number of days that Mr. Berns is employed by the Company during 2006. Pursuant to the employment agreement, Mr. Berns was granted nonqualifed stock options to purchase 700,000 shares of common stock at exercise price of $3.14 per share, which equals the closing sale price of a share of the Company’s common stock on the date of grant as reported on the Nasdaq National Market. The options have a ten year term, and vest over a four year period, with 25% of the options vesting one year after the date of grant, and the remaining 75% of the options vesting in equal monthly installments thereafter over the next three years, subject to Mr. Berns’ continued employment with the Company through such vesting dates. Also pursuant to the employment agreement, Mr. Berns was granted 300,000 shares of restricted stock of the Company, which vest in equal installments on each of the first four anniversaries of the date of grant, subject to Mr. Berns continued employment with the Company through such vesting dates. Certain additional terms of the employment agreement with Mr. Berns are described in the section entitled “Employment, Severance and Change of Control Agreements.”  The Executive Committee recommended and the Board approved Mr. Berns’ level of compensation based on his demonstrated leadership and success in his former roles, as well as the competitive environment for Mr. Berns’ services. Based on their review, the members of the Executive Committee believe that Mr. Berns’ total compensation (and, in the case of severance and potential change in control scenarios, his potential payouts) is reasonable and not excessive.

2006 Separation Agreement with Mr. Hart

On March 3, 2006, the Executive Committee of the Board recommended and the Board approved a separation agreement with Mr. Hart, which agreement is described above in the section entitled “Employment, Severance and Change of Control Agreements.”  Based on their review, the members of the Executive Committee believe that the terms of the separation agreement are fair to and in the best interests of the Company and its stockholders.

Limitation on Deduction of Compensation Paid to Certain Executive Officers

Section 162(m) of the Internal Revenue Code of 1986, as amended, denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to such covered employee exceeds $1 million. It is possible that compensation attributable to awards, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year.

Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation. In accordance with Treasury Regulations issued under Section 162(m), compensation attributable to stock options will qualify as performance-based compensation if the award is granted by a compensation committee comprised solely of “outside directors” and either (i) the plan contains a per-employee limitation on the number of shares for which such awards may be granted during a specified period, the per-employee limitation is approved by the stockholders, and the exercise price of the award is no less than the fair market value of the stock on the date of grant, or (ii) the award is granted (or exercisable) only upon the achievement (as certified in writing by the compensation committee) of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, and the award is approved by stockholders. The Incentive Plan provides that the number of shares of common stock granted under the Incentive Plan to any one employee during any calendar year cannot exceed 2,000,000 shares.

Stock awards will qualify as performance-based compensation under the Treasury Regulations only if (i) the award is granted by a compensation committee comprised solely of “outside directors,” (ii) the award is granted (or exercisable) only upon the achievement of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, (iii) the compensation committee certifies in writing prior to the granting (or exercisability) of the award that the performance goal has been satisfied and (iv) prior to the granting (or exercisability) of the award, stockholders have approved the material terms of the award (including the class of employees eligible for such award, the business criteria on which the performance goal is based, and the maximum amount—or formula used to calculate the amount—payable upon attainment of the performance goal).

THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS	THE EXECUTIVE COMMITTEE OF THE BOARD OF DIRECTORS
Marvin E. Jaffe (Chairman)	Stephen J. Hoffman (Chairman)
Michael D. Casey	Michael D. Casey
Jonathan S. Leff	Jonathan S. Leff

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As noted above, the Company’s compensation committee currently consists of Dr. Jaffe, Mr. Casey and Mr. Leff. None of the Company’s executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on the Company’s Board of Directors or compensation committee.

PERFORMANCE MEASUREMENT COMPARISON(1)

The following graph shows the total stockholder return of an investment of $100 in cash on December 31, 2000 for (i) the Company’s common stock, (ii) the Nasdaq Biotechnology Index and (iii) the Nasdaq Composite Index. All values assume reinvestment of the full amount of all dividends and are calculated as of December 31 of each year:

Comparison of 5 year Cumulative Total Return on Investment

Total Return Analysis
	12/31/2000	12/31/2001	12/31/2002	12/31/2003	12/31/2004	12/31/2005
Allos Therapeutics, Inc.	$100.00	$85.41	$92.55	$44.18	$29.54	$26.46
NASDAQ Biotechnology	$100.00	$89.04	$48.68	$70.95	$75.29	$77.43
NASDAQ Composite	$100.00	$85.10	$58.27	$87.41	$94.92	$96.22

(1)          This section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Compensation Arrangements with Dr. Hoffman

Certain compensation arrangements between the Company and Dr. Hoffman are described above in the section entitled “Director Compensation.”

Option Exercises by Dr. Hoffman

In May 2005, Dr. Hoffman exercised options to purchase 62,000 shares of the Company’s common stock at $0.40 per share, and options to purchase 186,000 shares at $0.56 per share, with an aggregate net value realized (the difference between the exercise price and the fair market value of such shares, based on the closing sales price reported on the Nasdaq National Market for the date of exercise) of $399,280. These options were granted to Dr. Hoffman in 1996 and 1998 in his capacity as the Company’s President and Chief Executive Officer.

Separation Agreement with Mr. Hart

The Company has entered into a separation agreement with Mr. Hart effective as of March 3, 2006, which is described above in the section entitled “Employment, Severance and Change of Control Agreements.”

Employment Agreements

The Company has entered into employment agreements with certain of its executive officers, which are  described above in the section entitled “Employment, Severance and Change of Control Agreements.”

Severance Arrangements

The Company has established a Severance Benefit Plan to provide for the payment of severance benefits to all full-time employees, including executive officers who do not otherwise have separate employment agreements with the Company, whose employment is involuntarily terminated due to a group termination or change of control event. The Severance Benefit Plan is described above in the section entitled “Employment, Severance and Change of Control Agreements.”

Indemnity Agreements

The Company has entered into agreements to indemnify its directors and certain of its executive officers which provide, among other things, that the Company will indemnify such executive officer or director for certain expenses including attorneys’ fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding by reason of such person’s position as a director, officer, employee, agent or fiduciary of the Company, any subsidiary of the Company or any other company or enterprise to which such executive officer or director serves at the Company’s request. The Company believes that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are stockholders of the Company will be “householding” the Company’s proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Allos Therapeutics, Inc., Attention: Jennifer Neiman, Manager of Corporate Communications, Allos Therapeutics, Inc., 11080 CirclePoint Road, Suite 200, Westminster, Colorado 80020, or contact Ms. Neiman at 303-426-6262. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ MARC H. GRABOYES

Marc H. Graboyes
Secretary

April     , 2006

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2005 is available without charge upon written request to: Allos Therapeutics, Inc., Attn: Corporate Secretary, 11080 CirclePoint Road, Suite 200, Westminster, Colorado 80020. The Company’s SEC filings are also available at the SEC’s web site at “http://www.sec.gov.”

					Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE NOMINEES FOR DIRECTOR LISTED BELOW.		THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.
				FOR	AGAINST	ABSTAIN
PROPOSAL 1:	To elect seven directors to hold office until the 2007 Annual Meeting of Stockholders and until their successors are elected.	PROPOSAL 2:	To approve the amendment to the Company's Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 75,000,000 to 150,000,000.	☐	☐	☐
FOR all nominees listed below (except as marked to the contrary below) ☐	WITHHOLD AUTHORITY to vote for all nominees listed below ☐	THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 3.		FOR	AGAINST	ABSTAIN
				☐	☐	☐
NOMINEES:	01 Stephen J. Hoffman, Ph.D., M.D., 02 Paul L. Berns, 03 Michael D. Casey, 04 Mark G. Edwards, 05 Stewart Hen, 06 Jonathan S. Leff, and 07 Timothy P. Lynch	PROPOSAL 3:

To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2006.

To withhold authority to vote for any nominee(s), write such nominee(s)’ name(s) below:

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Signature	Signature	Date

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person. Please vote, date and promptly return this proxy in the enclosed return envelope, which is postage prepaid if mailed in the United States.

▲ FOLD AND DETACH HERE ▲

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/alth	OR	Telephone 1-866-540-5760	OR	Mail
Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.		Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.		Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,

you do NOT need to mail back your proxy card.

You can view the Company’s Annual Report and

Proxy Statement on the internet at www.allos.com

ALLOS THERAPEUTICS, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 10, 2006

The undersigned hereby appoints Paul L. Berns and Marc H. Graboyes, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Allos Therapeutics, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Allos Therapeutics, Inc. to be held at the Allos Therapeutics, Inc. corporate office, 11080 CirclePoint Road, Suite 200, Westminster, Colorado 80020 on Wednesday, May 10, 2006 at 8:30 a.m. (local time) and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED IN FAVOR OF ALL NOMINEES LISTED IN PROPOSAL 1 AND IN FAVOR OF PROPOSALS 2 AND 3, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

(Continued on other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲

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